Exhibit 10.4

MeadWestvaco Corporation

Service Based Restricted Stock Unit Awards in 2009 – Terms and Conditions

1.	Eligibility: Executive employees designated by the Compensation and Organization Development Committee (the “Committee) as recommended by management.

2.	Plan: Awards of restricted stock units shall be made under the 2005 MeadWestvaco Corporation Performance Incentive Plan, as amend and restated.

3.	Terms: A restricted stock unit award will be evidenced by terms and conditions by which the Company authorized to issue a specified number of shares to the participant upon the expiration of the vesting period, subject to applicable tax withholding requirements. The terms and conditions attached to such grant are described below.

4.	Certificate Delivery: The participant shall not be entitled to receive delivery of shares underlying the award until the expiration of the vesting or restriction period.

5.	Voting Rights: The participant shall have no voting rights with respect to an award of restricted stock units.

6.	Dividends: The participant shall be credited with dividend equivalents as declared which shall be used to purchase new units and ultimately settled in shares at the expiration of the vesting period.

7.	Automatic Forfeiture: A restricted stock unit award will automatically be forfeited under the following circumstances:

a.	Employment of the participant is terminated for “gross misconduct.” Gross misconduct is defined as (i) fraud, misappropriation or embezzlement; (ii) engaging in conduct that is demonstratively and materially injurious to the Company; (iii) gross or intentional neglect of duties or responsibilities as an employee; or (iv) gross or intentional violation of the Company’s policies and procedures; or

b.	Participant renders services, directly or indirectly, to any third party engaged in competition with the Company.

c.	Committee requires recoupment of award in accordance with Company Recoupment Policy.

8.	Restricted stock unit awards shall not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the vesting or restriction period.

9.	Vesting or restriction period: Awards of restricted stock units vest upon the third anniversary date of the award assuming continued employment by the participant. If a participant terminates employment prior to this time, the award shall be forfeited and all rights of the participant to such award shall terminate; provided, however, that a restricted stock unit award shall be subject to the following termination provisions:

a.	If a participant terminates employment on account of death, disability or retirement prior to the third anniversary date of the award, a pro rata portion of the award shall immediately vest in one-year increments from the date of grant and any remaining portion shall be cancelled;

(i)	The term retirement shall mean retirement at or after age 65 (or 62 with 20 years of service) under the terms of the Company’s qualified retirement plans; and

(ii)	The term disability shall mean permanently and totally disabled under the terms of the Company’s qualified retirement plans.

b.	If a participant’s employment terminates involuntarily by reason of a divestiture of a business, by mutual agreement or by reason of a job elimination prior to the third anniversary of the date of the award, but after the first anniversary of the date of the award, a pro rata portion of the award shall vest on the date of termination of employment in one-year increments from the date of the grant and any remaining portion shall be cancelled;

c.	In the event of a business combination including a Change of Control, the terms and conditions of the 2005 MeadWestvaco Performance Incentive Plan shall control.

10.	Tax Treatment: A participant may satisfy any tax withholding obligations arising upon settlement of the restricted stock unit award by (a) delivery of a certified check to the company, (b) authorizing the company to withhold shares otherwise issuable as part of the award, (c) tendering shares previously acquired to the company, or (d) authorizing the company to sell a portion of shares otherwise issuable as part of the award in an amount necessary to generate sufficient cash to satisfy the withholding obligation. If the Company receives no instruction from the participant with respect to alternative means to satisfy his or her tax withholding obligation, the obligation shall be satisfied by withholding shares from the participant’s award.

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